EXHIBIT 10.3
BLUE APRON HOLDINGS, INC.

PERFORMANCE STOCK UNIT AGREEMENT
Blue Apron Holdings, Inc. (the “Company”) hereby grants the following performance stock units pursuant to its 2017 Equity Incentive Plan and subject to the terms and conditions attached hereto and incorporated herein by reference.
Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Target Number of Performance Stock Units (“PSUs”) granted:
Maximum Number of PSUs:	2x Target of PSUs
RSUs that are subject to vesting schedule:
Performance Period:	January 1, 2023-December 31, 2025

Vesting Schedule:

The PSUs will vest based on the level of achievement of the performance goal for the Performance Period, as certified by the Compensation Committee following the end of the Performance Period, all as set forth in Exhibit A to this Agreement. All vesting is dependent on the Participant’s continuing to perform services for the Company through the vesting date, as provided herein.

This grant of PSUs satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

BLUE APRON HOLDINGS, INC.

Signature of Participant Street Address	By: Name: Linda Findley Title: Chief Executive Officer
Street Address City/State/Zip Code

BLUE APRON HOLDINGS, INC.
Performance Stock Unit Agreement

Incorporated Terms and Conditions

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Award of Performance Stock Units.
In consideration of services rendered and to be rendered to the Company or any of its subsidiaries or other affiliates, by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Performance Stock Unit Agreement (this “Agreement”) and in the Company’s 2017 Equity Incentive Plan (the “Plan”), an award with respect to the number of performance stock units (the “PSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each PSU represents the right to receive one share of Class A Common Stock, $0.0001 par value per share, of the Company (the “Company Stock”) upon vesting of the PSU, subject to the terms and conditions set forth herein. Except as otherwise defined herein, all capitalized terms used herein have the meanings assigned to such terms in the Plan.
2.Vesting.
The PSUs shall vest in accordance with Exhibit A attached hereto and the Vesting Schedule set forth in the Notice of Grant (the “Vesting Schedule”). Upon the vesting of the PSU, the Company will deliver to the Participant, for each PSU that becomes vested, one share of Company Stock, subject to the payment of any taxes pursuant to Section 7. The Company Stock will be delivered to the Participant as soon as practicable following the vesting date, but in any event within 30 days of such date.
3.Forfeiture of Unvested PSUs Upon Cessation of Service.
    In the event that the Participant ceases to be an employee, director or officer of, or consultant or advisor to, the Company or its applicable subsidiary or affiliate, as applicable, the employees, officers, directors, consultants, or advisors of which are eligible to receive awards under the Plan (an “Eligible Participant”), for any reason or no reason, with or without cause, all of the PSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested PSUs or any Company Stock that may have been issuable with respect thereto.
4.Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any PSUs, or any interest therein. The Company shall not be required to treat as the owner of any PSUs or issue any Company Stock to any transferee to whom such PSUs have been transferred in violation of any of the provisions of this Agreement.
5.Rights as a Shareholder.
The Participant shall have no rights as a stockholder of the Company with respect to any shares of Company Stock that may be issuable with respect to the PSUs until the issuance of the shares of Company Stock to the Participant following the vesting of the PSUs.
6.Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which can be obtained by the Participant by emailing stockadmin@blueapron.com.
7.Tax Matters.

(a)Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of PSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the PSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the PSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to PSUs.
(b)Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the PSUs. The Company shall not deliver any shares of Company Stock to the Participant until it is satisfied that all required withholdings have been made.
(c)The Participant hereby acknowledges and agrees that the Company shall, on Participant’s behalf, direct the sale of shares of Company Stock having a Fair Market Value sufficient to satisfy the minimum statutory withholding tax obligations with respect to the PSUs (“Sell to Cover”) and allow E*Trade, or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as the Participant’s agent (the “Agent”), to remit the cash proceeds of such sale to the Company to satisfy such withholding obligations, unless the Company chooses to satisfy such withholding obligations by other means, in which case it shall notify the Participant of the other means by which the Participant shall satisfy such obligations.
(d)The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Company Stock that must be sold to satisfy the Participant’s obligations hereunder and to otherwise effect the purpose and intent of this Section 7 and satisfy the rights and obligations hereunder. The Participant acknowledges that the Agent is under no obligation to arrange for the sale of shares of Company Stock at any particular price under a Sell to Cover and that the Agent may affect sales under any Sell to Cover in one or more sales and that the average price for executions resulting from bunched orders may be assigned to the Participant’s account. The Participant further acknowledges that he or she will be responsible for all brokerage fees and other costs of sale associated with any Sell to Cover or transaction contemplated by this Section 7 and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, the Participant acknowledges that it may not be possible to sell shares of Company Stock as provided for in this Section 7 due to various circumstances. If it is not possible to sell shares of Company Stock in a Sell to Cover, the Company will inform the Participant of the other methods for the Participant to satisfy his or her obligations hereunder, including by payment of an amount in cash or by check. The Participant will continue to be responsible for the timely payment to the Company of all taxes that are required to be paid or withheld with respect to the PSUs.
(e)The Participant hereby agrees to execute and deliver to the Agent or the Company any other agreements or documents, or to take any other actions, as the Agent or the Company reasonably deem necessary or appropriate to carry out the purposes and intent of this Agreement, including without limitation, any agreement intended to ensure the Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 7 to sell shares of Company Stock to satisfy the minimum statutory withholding tax obligations with respect to the PSUs comply with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, as applicable. The Agent is a third-party beneficiary of this Section 7.

8.Miscellaneous.
(a)Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.
(b)No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the PSUs is contingent upon his or her continued status as an Eligible Participant, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company or any subsidiary or other affiliate of the Company.
(c)Section 409A. The PSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of Company Stock on the vesting of the PSUs may not be accelerated or deferred unless permitted or required by Section 409A.
(d)Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
(e)Governing Law; Dispute Resolution. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions. Any dispute or claim arising out of this Agreement shall be submitted for resolution consistent with the terms of any arbitration agreement that the Participant has entered into with the Company (which, if applicable, is incorporated herein by reference), and otherwise: (i) all such disputes and claims shall be resolved by a neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, which may be found on the Internet at www.adr.org (a printed copy of these rules is also available upon request to the Company’s Human Resources Department); (ii) the Company shall pay all applicable arbitration fees, except, if the Participant initiates such arbitration, then the Participant shall be responsible for paying filings fees in an amount equal to the filing fees the Participant would have paid had the Participant filed a complaint in a court of law; (iii) the Participant shall pay its own attorneys’ fees incurred in connection with the arbitration; (iv) such arbitration shall take place in the county in which the Participant works or worked for the Company at the time the arbitrable dispute or claim arose; (v) the arbitrator shall only have authority to hear claims brought by a party in its individual capacity, and not as a purported class, collective or representative proceeding; (vi) the arbitrator shall provide for adequate discovery and shall issue a written opinion; and (vii) the Participant and the Company hereby waive any right to a trial by jury.

EXHIBIT A

Performance Vesting Criteria
A.     Performance Condition
The number of PSUs that vest shall be determined based upon the Company’s total shareholder return (“TSR”) over the Performance Period set forth in the Notice of Grant relative to the TSR over the Performance Period of the group of companies in the Russell 2000 Index. The Company’s performance shall be measured based on the percentile ranking of such performance within the companies that remain in the Russell 2000 Index from the date that is 90 trading days before the first day of the Performance Period through, and including, the last day of the Performance Period (each such company, a “Member of the Russell 2000”) plus the Company.

TSR shall be calculated on a per-share basis for the Company and each Member of the Russell 2000 as the quotient of (a) (Ending Price plus Dividends per Share Paid minus Beginning Price) divided by (b) Beginning Price, where:

        (i)    Ending Price means the average closing stock price of one share of the applicable common stock over the 90 trading days immediately preceding the last day of the Performance Period.

        (ii)    Dividends per Share Paid means cumulative dividends per share of the applicable common stock paid by the Company or Member of the Russell 2000, as applicable, during the Performance Period. Dividends are assumed to be reinvested.

        (iii)    Beginning Price means the average closing stock price of one share of the applicable common stock over the 90 trading days immediately preceding the first day of the Performance Period.

The TSR for the Company and each Member of the Russell 2000 shall be adjusted to take into account stock splits, reverse stock splits, and special stock dividends that occur during the Performance Period. For the avoidance of doubt, a company that is a member of the Russell 2000 on the last day of the Performance Period shall not be considered a Member of the Russell 2000 for purposes of this award unless such company has been a member of the Russell 2000 from the date that is 90 trading days before the first day of the Performance Period through, and including, the last day of the Performance Period.

B.    Number of PSUs that Vest

The number of PSUs, if any, that vest under this award shall be determined and certified by the Compensation Committee following the end of the Performance Period and shall be equal to the product of (i) the Target Number of PSUs and (ii) the Payout Factor, as set forth below:

The Company’s TSR Performance Stated as a Comparative Percentile Ranking Within the Members of the Russell 2000	Payout Factor
≥ 85th Percentile	200%
50th Percentile	100%
30th Percentile	50%
< 30th Percentile	0%

In determining the number of PSUs that vest when the Company’s relative TSR performance equals or exceeds the 30th Percentile, the Company’s relative TSR performance and the corresponding Payout Factor will be linearly interpolated between the percentage payouts set forth in the table above based on actual results as determined and certified by the Compensation Committee. In the event the Company’s relative TSR performance, as certified by the Compensation Committee, is below the 30th Percentile, the Payout Factor shall be 0%. In the event the calculation of the number of PSUs that vest based on the above table results in a fractional share, the actual number of PSUs that vest shall be rounded down to the nearest whole share.

The Participant must remain in continuous service to the Company or any subsidiary or other affiliate of the Company through the last day of the Performance Period in order to vest in any PSUs.

C.    Effect of a Change in Control

In the event of a Change in Control (as defined below) during the Performance Period pursuant to the terms of which consideration is received by holders of Company Stock, the PSUs shall vest upon the closing of the Change in Control (the “Closing”) with respect to: (i) the Achieved PSUs (as defined below), multiplied by (ii) a fraction, the numerator of which is the number of days in the Performance Period through, and including, the date of the Closing, and the denominator of which is the full number of days in the Performance Period. The number of PSUs equal to (I) the Achieved PSUs minus (II) the number of PSUs that vest on the Closing of the Change in Control pursuant to the preceding sentence, shall automatically be converted into time-based restricted stock units (the “RSUs”). The RSUs shall vest on the last day of the Performance Period, subject to the Participant remaining an Eligible Participant on such date. In the event the Participant ceases to be an Eligible Participant within 12 months following the Closing as a result of (A) a termination of the Participant’s service relationship with Company or its applicable subsidiary or affiliate, without Cause (as defined below), or (B) a termination of the Participant’s service relationship with the Company or its applicable subsidiary or affiliate, by the Participant with Good Reason (as defined below), then the RSUs shall immediately and automatically accelerate and become vested as of the Release Effective Date (as defined below). For the avoidance of doubt, this provision shall not apply in the event of a Change in Control occurring during the Performance Period pursuant to the terms of which no consideration is received by holders of Company Stock.

As used herein, “Achieved PSUs” shall mean the Target Number of PSUs multiplied by the Payout Factor, where, (i) for purposes of determining the Company’s TSR, the Ending Price of the Company Stock is determined based on the price to be paid to holders of Company Stock in connection with the Change in Control, as determined by the Compensation Committee, and (ii) the Performance Period is deemed to end on the day prior to the Closing.

As used herein, a “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of voting common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board of Directors of the Company (the “Board”) that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Grant Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

As used herein, “Cause” shall mean (i) a material breach of any material term of any applicable offer letter, or of any material term of any employee confidentiality, noncompetition, nonsolicitation, proprietary rights or similar agreement, with the Company or any of its subsidiaries, which breach is not cured (to the extent capable of being cured) within fifteen (15) days after the delivery by the Company or the applicable subsidiary of written notice thereof to the Participant, (ii) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony offense or a crime of dishonesty against the Company or any of its subsidiaries, (iii) repeated unexplained or unjustified refusals or failures to perform any lawful, material obligation on behalf of the Company or any of its subsidiaries at the direction of the Board, the Chief Executive Officer, or the Participant’s supervisor, which refusal or failure is not cured (to the extent capable of being cured) within fifteen (15) days after the delivery by the Company or the applicable subsidiary of written notice thereof to the Participant, or (iv) willful misconduct with respect to the Company or any of its subsidiaries that results in, or is reasonably likely to result in, material harm to the Company or any of its subsidiaries.

As used herein, “Good Reason” shall mean, without the Participant’s prior written consent, (i) a material reduction in the Participant’s base salary or any bonus opportunity in effect at the time of such proposed reduction; (ii) a material diminution in the Participant’s title, authority, duties, or responsibilities; (iii) with respect to any Participant who at such time reports to the Chief Executive Officer of the Company, a change in such Participant’s reporting arrangement that results in such employee no longer reporting to the Chief Executive Officer (or if at the time of such change there is no Chief Executive Officer, the principal executive officer) of the Company; (iv) relocation of the Participant’s principal place of employment more than twenty-five (25) miles from the location at which such Participant as of the Grant Date principally provides services; or (v) any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of any agreement to which the Company or any of its subsidiaries, on the one hand, and the Participant, on the other hand, are party. In order to establish Good Reason, the Participant must provide written notice to the Company of the existence of the condition giving rise to the Good Reason as promptly as practicable following the time such Participant became aware of the existence of such condition, the Company or the applicable subsidiary must fail to cure (to the extent capable of being cured) such condition within thirty (30) days of the date of such notice, and such Participant’s resignation must occur no later than one year following the date such Participant became aware of the existence of the condition giving rise to the Good Reason.

As used herein, “Release Effective Date” shall mean the date a suitable waiver and release (the form of which the Company will provide to the Participant no later than his or her last day of employment with the Company or its applicable subsidiary) under which the Participant releases and discharges the

Company and its subsidiaries and other affiliates from and on account of any and all claims that relate to or arise out of the service relationship between the Company or its applicable subsidiary, on the one hand, and the Participant, on the other hand, is executed and no longer subject to revocation.